Exhibit 99.1

Viridian Therapeutics Reports First Quarter 2023 Financial Results and

Provides Corporate Update

- Topline data from proof-of-concept study of VRDN-001 in patients with chronic thyroid eye disease (TED) are expected in June/July 2023 -

- Selection of lead subcutaneous (SC) program in TED planned for year-end 2023 -

- Company adds multiple senior executives to its leadership team, including its first Chief

Commercial Officer, as part of its ongoing growth -

- Conference call today at 4:30pm ET -

WALTHAM, Mass., May 9, 2023 -- Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today announced financial results and provided a corporate update for the first quarter ended March 31, 2023.

“This is an important year for Viridian as we prepare to report topline data from our proof-of-concept study examining VRDN-001 in patients with chronic TED, and later this year, initiate our THRIVE-2 Phase 3 trial, select our lead SC program, and disclose details of at least one of our preclinical programs,” said Scott Myers, President and CEO of Viridian Therapeutics. “We began 2023 building significant momentum with the VRDN-001 low dose data update in patients with active TED. We added several senior executives to our leadership team, marking a critical step in our mission to deliver potential best-in-class medicines for patients and becoming a fully integrated biopharmaceutical company.”

Program highlights

Thyroid eye disease (TED)

Intravenous (IV) program: VRDN-001

Viridian’s lead product candidate, VRDN-001, is a monoclonal antibody which acts as a full antagonist of insulin-like growth factor-1 receptor (IGF-1R). VRDN-001 is being evaluated in clinical trials for the treatment of active and chronic TED.

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Data from the Phase 1/2 clinical trial of VRDN-001 in patients with active TED were highlighted in an oral presentation at the Annual Meeting of the Association for Research in Vision and Ophthalmology (ARVO 2023) in April.

•	The VRDN-001 proof-of-concept study in patients with chronic TED is fully enrolled, with topline data from the 10 mg/kg and 3 mg/kg dose cohorts expected in June or July 2023.

•	Initiation of the THRIVE-2 Phase 3 trial evaluating the efficacy and safety of VRDN-001 in patients with chronic TED is planned for the middle of 2023, with topline results expected by year-end 2024.

•	The THRIVE Phase 3 trial evaluating the efficacy and safety of VRDN-001 in patients with active TED remains ongoing, with topline results expected in the middle of 2024.

Subcutaneous (SC) programs: VRDN-001, VRDN-002, and VRDN-003

The Company is advancing VRDN-001, VRDN-002, and VRDN-003 as SC program candidates, each with the potential to be developed into a convenient, SC, self-administered pen device. Viridian believes that VRDN-001 IV’s low-dose data support its potential as a SC candidate. VRDN-002 is a novel anti-IGF-1R monoclonal antibody incorporating half-life extension technology. VRDN-003 is an anti-IGF-1R monoclonal antibody with the same amino acid sequence as VRDN-001, except for the addition of the half-life extension technology that is incorporated in VRDN-002.

•	Preclinical and clinical posters of VRDN-002 were presented at ARVO 2023 in April.

•	Two preclinical posters of VRDN-003 were presented at ARVO 2023 in April.

•	Viridian plans to file the investigational new drug application (IND) for VRDN-003 with the US Food and Drug Administration (FDA) in the second quarter of 2023.

•	The Company expects topline results from Phase 1 trials evaluating VRDN-003 and VRDN-001 SC in healthy volunteers in the fourth quarter of 2023.

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The Company expects to select its lead SC program based on the preclinical and clinical data available across all three programs by year-end 2023, and plans to advance the selected SC program into a pivotal trial in the middle of 2024.

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Viridian believes that the differentiated mechanism of action for VRDN-003 and VRDN-001 SC acting as full-antagonists of IGF-1R have the highest potential to bring the best SC product profile to patients in the long term.

•	The VRDN-002 trial in patients with TED will proceed in 2024 only if VRDN-002 is selected as the lead SC program at the end of 2023.

Preclinical programs in autoimmune and rare disease

VRDN-004, VRDN-005, and VRDN-006

•	Viridian is developing multiple preclinical assets in rare and autoimmune diseases. The Company plans to announce additional information on at least one of these programs in 2023.

•	Viridian entered a partnership to utilize Enable Injections’ enFuse® on-body drug delivery system for one of its preclinical programs outside of thyroid eye disease.

Corporate highlights

•	During the first quarter of 2023, Viridian hired the following senior executives:

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Tony Casciano joined Viridian as Chief Commercial Officer (CCO), where he will establish and lead all functions and activities related to commercialization. Mr. Casciano previously served as CEO and member of the board of directors of Teal Bio, and prior to that, served as the Chief Operating Officer and CCO of AMAG Pharmaceuticals. Prior to AMAG, Mr. Casciano spent 16 years leading various commercial functions with increased levels of responsibility at Sanofi and Genzyme.

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Thomas Ciulla, M.D., MBA, joined Viridian as Chief Development Officer (CDO) where he will lead the clinical development efforts for all TED programs. Dr. Ciulla currently serves as the Chief Medical Advisor and the Chair of the Scientific Advisory Board at Clearside BioMedical, where he previously served as Chief Medical Officer and CDO. Prior to Clearside, Dr. Ciulla held senior leadership roles at Spark Therapeutics and Ophthotech Corporation.

o	Felix Geissler, M.D., Ph.D, joined Viridian as Senior Vice President, Medical Affairs, where he will lead and direct the development and execution of the medical affairs strategy. Previously, Dr. Geissler served as Vice President, Medical Affairs at Curis, and prior to that, served in a similar position at Horizon Therapeutics.

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Erik Kupperman, Ph.D, joined Viridian as Vice President, Program Leadership. Dr. Kupperman will assist the TED and broader pipeline teams to develop global asset strategies. Dr. Kupperman has held similar positions at Alexion, Takeda, and Millennium Pharmaceuticals.

Financial results

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Cash Position: Cash, cash equivalents, and short-term investments were $373.9 million as of March 31, 2023, compared with $424.6 million as of December 31, 2022. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the second half of 2025.

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R&D Expenses: Research and development expenses were $50.7 million during the first quarter of 2023, compared with $17.7 million for the same period last year. Research and development expenses for the first quarter of 2023 include a one-time $15.0 million upfront payment to Enable Injections in consideration for the rights granted to Viridian to utilize Enable Injections’ enFuse® on-body drug delivery system. Other drivers for the increase in research and development expenses include: higher chemistry, manufacturing and controls (CMC) expenses in preparation for the IND application for VRDN-003 as well as development activities; higher personnel costs due to an increase in headcount; and higher preclinical costs due to early-stage collaboration expenses.

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G&A Expenses: General and administrative expenses were $21.8 million during the first quarter of 2023, compared with $8.4 million for the same period last year. The increase in general and administrative expenses was driven by an increase in personnel costs, including share-based compensation due to an increase in headcount as well as severance costs related to the separation agreement with the Company’s former Chief Executive Officer.

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Net Loss: The Company’s net loss was $68.2 million for the first quarter of 2023, compared with $25.7 million for the same period last year. The increase in net loss was driven by the increase in operating expenses described above.

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Shares outstanding: As of May 1, 2023, Viridian had approximately 58,039,558 shares of common stock outstanding on an as-converted basis, which included 43,129,147 shares of common stock and an aggregate of approximately 14,910,411 shares of common stock issuable upon the conversion of 172,435 and 51,210 shares of Series A and Series B preferred stock, respectively.

Conference call and webcast

The Company will host a webcast and conference call to discuss its first quarter 2023 financial results and provide a corporate update today, Tuesday, May 9, 2023 at 4:30 p.m. ET.

The webcast can be accessed under “Events and Presentations” on the Investors section of the Viridian website at viridiantherapeutics.com. To participate in the conference call, please dial 1-888-330-3622 (domestic) or 1-646-960-0662 (international) and reference code 3961606. A replay of the webcast will be available following the completion of the event.

About Viridian Therapeutics

Viridian Therapeutics is a biopharmaceutical company focused on engineering and developing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and engineering enables it to develop differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED). The Company recently initiated its first global Phase 3 trial called ‘THRIVE’ to evaluate the safety and efficacy of VRDN-001 in patients with active TED. Viridian is also evaluating VRDN-001 in a Phase 2 proof-of-concept trial in patients with chronic TED. In addition to its program for intravenously administered VRDN-001, the Company is advancing three candidates for its subcutaneous strategy with the goal of providing a more conveniently administered therapy to patients with TED. Viridian is also developing multiple preclinical assets in autoimmune and rare diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit www.viridiantherapeutics.com. Follow Viridian on LinkedIn and Twitter.

Note regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern the Company’s expectations, plans and intentions. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, strategies, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations, and assumptions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: the potential efficacy and safety of VRDN-001, VRDN-002 and VRDN-003 for the treatment of TED; the relationship between the results from the positive data from the Phase 1/2 clinical trial of VRDN-001 and the results of ongoing or future clinical trials; the timing, progress and plans for the Company’s ongoing and future research and clinical development programs; expectations regarding the timing for data; uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in the Company’s clinical programs; manufacturing risks; the Company’s ability to develop a subcutaneous formulation; the Company’s ability to build a fully integrated biopharmaceutical company; competition from other therapies or products; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; the Company’s financial position and its projected cash runway; the Company’s future operating results and financial performance; the timing of pre-clinical and clinical trial activities and reporting results from same, including those risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2023 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Collaboration Revenue - related party	$98	$216

Total revenue	98	216

Operating Expenses:
Research and development	50,740	17,746
General and administrative	21,831	8,359

Total operating expenses	72,571	26,105

Loss from operations	(72,473)	(25,889)

Other income
Interest and other income	4,487	196
Interest expense	(165)	—

Net loss	(68,151)	(25,693)

Change in unrealized loss on investments	216	(778)

Comprehensive loss	$(67,935)	$(26,471)

Net loss	$(68,151)	$(25,693)

Net loss per share, basic and diluted	$(1.61)	$(0.98)

Weighted-average shares used to compute basic and diluted loss per share	42,242,309	26,126,092

Viridian Therapeutics, Inc.

Selected Financial Information

Condensed Condolidated Balance Sheets

(amounts in thousands)

(unaudited)

	March 31,	December 31,

	2023	2022
Cash, cash equivalents, and short-term investments	$373,858	$424,550
Other assets	12,784	10,541

Total assets	$386,642	$435,091

Total liabilities	36,093	40,027
Total stockholders’ equity	350,549	395,064

Total liabilities and stockholders’ equity	$386,642	$435,091

Contacts

Source: Viridian Therapeutics, Inc.

Investors:

Louisa Stone, 617-272-4604

Manager, Investor Relations

IR@viridiantherapeutics.com

Todd James, 617-272-4691

Senior Vice President, Corporate Affairs and Investor Relations

IR@viridiantherapeutics.com

Media:

Matt Fearer, 617-272-4605

Vice President, Corporate Communications

Media@viridiantherapeutics.com